SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C. 20549


                              FORM 8-K

                           CURRENT REPORT


                 Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported) November 30, 1995

                        VALLEY NATIONAL BANCORP
        (Exact name of registrant as specified in its charter)


                              New Jersey
            (State or other jurisdiction of incorporation)

        0-11179                              22-2477875
(Commission File Number)          (IRS Employer Identification No.)

             1455 Valley Road, Wayne, New Jersey 07470
              (Address of principal executive offices)

                           (201) 305-8800
      (Registrant's telephone number, including area code)





















Item 5.             Other Events.

     On November 30, 1995, Valley National Bancorp ("Valley") issued a press release announcing that it had authorized the purchase of up to 500,000 shares of its outstanding common stock. Purchases may be made from time to time through 1996 in the open market or in privately negotiated transactions. Valley currently has 35,624,039 common shares outstanding.

     The acquired shares are to be held in treasury to be used for employee benefit programs, the exercise of outstanding warrants that expire December 31, 1995 and other general corporate purposes. Valley's Board of Directors approved in April the repurchase of 500,000 shares. Under that authorization, Valley had purchased 387,960 shares at a total cost of approximately $9.3 million. Warrants and stock options exercised since April 1995 amounted to approximately 238,992 shares.








































                           SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



Dated:  _________________              By:  /S/Alan D. Eskow
                                            Alan D. Eskow
                                            Senior Vice President










































                          INDEX TO EXHIBITS



99   Press Release dated November 30, 1995
















































<EXHIBIT> 99

                                                         EXHIBIT 99


CONTACT:

Ed Belak                              Alan Eskow
Georgeson & Co.                       Valley National Bancorp
212-440-9801                          201-305-4003

November 30, 1995

Valley National Bancorp (NYSE:VLY) announced today that its' Board of Directors authorized the purchase of up to 500,000 shares of its outstanding common stock. Purchases may be made from time to time through 1996 in the open market or in privately negotiated transactions. Valley currently has 35,624,039 common shares outstanding.

The acquired shares are to be held in treasury to be used for employee benefit programs, the exercise of outstanding warrants that expire December 31, 1995 and other general corporate purposes. Valley's Board of Directors approved in April the repurchase of 500,000 shares. Under that authorization, Valley had purchased 387,960 shares at a total cost of approximately $9.3 million. Warrants and stock options exercised since April 1995 amounted to approximately 238,992 shares.



</EXHIBIT>